EXHIBIT 11
                             LASERSIGHT INCORPORATED
                          COMPUTATION OF LOSS PER SHARE
                  YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996


                                                              1998             1997             1996
                                                              ----             ----             ----
 Weighted average shares outstanding                      12,272,000         9,504,000         7,486,300
     Issuable shares, acquisition of The Farris Group             --                --           406,700
                                                        ------------       -----------         ---------
                                                          12,272,000         9,504,000         7,893,000
                                                        ============       ===========         =========

     Net loss                                           $(11,882,389)       (7,253,084)       (4,074,369)
     Conversion discount on preferred stock                 (858,872)          (41,573)       (1,010,557)
     Dividends on preferred stock                         (2,751,953)         (298,269)         (358,618)
                                                        -------------      -----------        ----------
     Loss attributable to common shareholders           $(15,493,214)       (7,592,926)       (5,443,544)
                                                        ============       ===========        ==========

     Basic loss per share                                      (1.26)            (0.80)            (0.69)
                                                        ============       ===========        ==========
 DILUTED
     Weighted average number of shares,
       as adjusted per above                              12,272,000         9,504,000         7,893,000
                                                        ============       ===========        ==========

     Net loss                                           $(11,882,389)       (7,253,084)       (4,074,369)
     Conversion discount on preferred stock                 (858,872)          (41,573)       (1,010,557)
     Dividends on preferred stock                         (2,751,953)         (298,269)         (358,618)
                                                        ------------       -----------       -----------
     Loss attributable to common shareholders           $(15,493,214)       (7,592,926)       (5,443,544)

     Diluted loss per share                             $      (1.26)            (0.80)            (0.69)
                                                        ============       ===========       ===========

     Loss attributable to common shareholders above     $(15,493,214)       (7,592,926)       (5,443,544)
     Additional adjustment to weighted average number
        of shares:
         Weighted average number of shares as
           adjusted per above                             12,272,000         9,504,000         7,893,000
         Dilutive effect of contingently issuable
           shares, stock options and convertible
           preferred stock                                 2,530,000         4,722,000           317,000
                                                        ------------       -----------        ----------
         Weighted average number of shares, as adjusted   14,802,000        14,226,000         8,210,000
                                                        ============       ===========        ==========

         Diluted loss per share, as adjusted            $      (1.05)(A)         (0.53)(A)         (0.66)(A)
                                                        ============       ===========        ===========













 ---------------------------
 (A) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to paragraph 13-14 of SFAS 128 because it produces an anti-dilutive result.